As filed with the Securities and Exchange Commission on July 23, 2010

Registration No. 333-72730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONICWALL, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	77-0270079
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2001 Logic Drive

San Jose, California 95124

(408) 745-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederick M. Gonzalez

Vice-President, General Counsel and Corporate Secretary

SonicWALL, Inc.

2001 Logic Drive

San Jose, California 95124

(408) 745-9600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Richard Dickson, Esq.

Kris Withrow, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California St.

Mountain View, CA 94041

Telephone: (650) 988-8500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by SonicWALL, Inc., a California corporation (the “Registrant”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-3, File No. 333-72730, which was filed with the SEC on November 2, 2001 (the “Registration Statement”).

On July 23, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 2010, among the Registrant, PSM Holdings 2, Inc., a Delaware corporation (“Parent”), and PSM Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, all outstanding shares of common stock of the Registrant were converted into the right to receive $11.50 per share in cash. In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement pursuant to Rule 415 to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 23, 2010.

SonicWALL, Inc.

By:	/S/ ROBERT D. SELVI
Robert D. Selvi, Chief Financial Officer